UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 29, 2017 Eagle Materials Inc. (the “Company”) and its subsidiary, American Gypsum Company LLC (“American”), as well as New NGC, Inc. (“New NGC”), and PABCO Building Products, LLC (“PABCO”), which are not affiliated with the Company, entered into a settlement agreement (the “Settlement Agreement”) with counsel representing the direct purchaser class to settle all claims made against the Company, American, New NGC and PABCO in the direct purchaser class actions consolidated in the lawsuit In re: Domestic Drywall Antitrust Litigation, MDL No. 2437, pending in the United States District Court for the Eastern District of Pennsylvania (the “District Court”). The Company and American agreed to pay a total of approximately $39 million in cash to settle the claims against them. The Settlement Agreement, in which the Company and American deny all wrongdoing, also includes releases by the participating class members of the Company and American as well as their subsidiaries, affiliates, and other related parties, for the time period from January 1, 2012 through the date of execution of the Settlement Agreement. The Settlement Agreement grants the Company, American, New NGC, and PABCO the right to terminate the Settlement Agreement in the event an agreed upon percentage of potential class members opt-out of the Settlement Agreement. Additionally, the Settlement Agreement is conditioned on final approval of the District Court. The Settlement Agreement is filed as an exhibit hereto, and the foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the agreement. The Company will record the settlement amount as an expense in its fiscal third quarter 2018 results.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass
Executive Vice President, General Counsel and Secretary

Date: December 29, 2017